Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Tax Free Trust comprised of Scudder Medium Term Tax Free Fund, of our report dated July 7, 2000 on the financial statements and financial highlights appearing in the May 31, 2000 Annual Report to the Shareholders of Scudder Medium Term Tax Free Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights" in the Prospectus and "Administrative Fee" and "Experts" in the Statement of Additional Information.





/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 29, 2000